UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 4, 2005

CHANNELL COMMERCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28582	95-2453261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26040 Ynez Road, Temecula, California		92591
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (951) 719-2600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On September 4, 2005, Channell Commercial Corporation (the “Company”) adopted a Long-Term Incentive Plan (the “LTIP”), for its Chief Executive Officer and President, William H. Channell, Jr. (the “Executive”).  The LTIP was provided for in, and was adopted pursuant to, the employment agreement, entered into as of December 9, 2003, between the Company and the Executive (the “Employment Agreement”), and was also adopted in accordance with and is governed by the Company’s 2004 Incentive Bonus Plan.  The LTIP is administered by the Company’s compensation committee.  The LTIP provides for cash awards to the Executive based on the achievement of market capitalization goals for each of the 2004, 2005 and 2006 fiscal years and a cumulative market capitalization goal for the three-year period comprising the 2004, 2005 and 2006 fiscal years.

Annual Awards

For each of the 2004, 2005 and 2006 fiscal years, if the Percent Market Capitalization Increase (as defined below) for such fiscal year equals or exceeds ten percent (10%), then the Executive will be entitled to receive an award equal to three percent (3%) of the Absolute Market Capitalization Increase (as defined below) for each such fiscal year, not to exceed $500,000 for any one fiscal year.  In addition, the Executive will not be entitled to receive an annual award for a fiscal year unless the market capitalization for that fiscal year exceeds one hundred ten percent (110%) of the market capitalization for the previous fiscal year during which an annual award was earned.  In the event that the Executive is not entitled to receive an annual award for a fiscal year because the market capitalization goals specified in the first sentence of this paragraph are not met, the Executive will be entitled to receive such unearned award in any subsequent fiscal year during which the market capitalization shortfall is recovered if the Executive has otherwise earned an annual award for such subsequent fiscal year, provided that the aggregate award received for such fiscal year does not exceed the limit set forth in the first sentence of this paragraph.

Award for Three-Year Period

If the Percentage Market Capitalization Increase for the three-year period comprising the 2004, 2005 and 2006 fiscal years equals or exceeds thirty percent (30%), then the Executive will be entitled to receive an award equal to four percent (4%) of the Absolute Market Capitalization Increase for such three-year period, not to exceed, $1,300,000.

Additional Limits on Awards

The aggregate amount of all awards under the LTIP, including annual awards and the award for the three-year period (each described above), may not exceed $1,300,000.

Definitions and Calculation of Awards

Under the LTIP: “Absolute Market Capitalization Increase” means (a) for any fiscal year, the market capitalization for such year, minus the market capitalization for the previous fiscal year, and (b) for any period longer than one fiscal year, the market capitalization for the last fiscal year in such period, minus the market capitalization for the first fiscal year in such period; and “Percent Market Capitalization Increase” means, (i) for any fiscal year, the Absolute Market Capitalization Increase for such fiscal year, divided by the market capitalization for the previous fiscal year, and (ii) for any period longer than one fiscal year, the Absolute Market Capitalization Increase for such period, divided by the Market Capitalization for the first fiscal year in such period.  The LTIP also provides that the Absolute Market Capitalization Increase calculation for any award period will exclude the effect of a material change in the equity or debt capitalization of the Company during such period.

The market capitalization for any fiscal year refers to the average daily closing sales price of one share of the Company’s common stock for the trading days in August and September of that year, as reported on the Nasdaq National Market, multiplied by the average number of shares of the Company’s common stock outstanding at the close of trading on those days; provided, that the beginning market capitalization for purposes of determining the annual awards and the award for the three-year period, each described above, will be based on the closing sales price of one share of the Company’s common stock on December 9, 2003, as reported on the Nasdaq National Market, multiplied by the number of shares of common stock outstanding on the close of trading on that date.

Termination of Employment; Termination of Plan

If the Executive is not employed by the Company on the last day of an award period, he will not receive any award payment; provided that an award payment will be prorated in the event of a death, disability, retirement in accordance with Company policies, involuntary termination without cause, voluntary termination for good reason or a change of control of the Company (with “cause”, “good reason” and “change of control” as defined in the Employment Agreement).  The LTIP will remain in place for such time as the 2004 Incentive Bonus Plan remains effective, unless terminated earlier by the Company’s compensation committee.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

Exhibit 10.1	Channell Commercial Corporation Long-Term Incentive Plan for the Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANNELL COMMERCIAL CORPORATION
(Registrant)

Date: September 9, 2005

/s/ William H. Channell, Jr.

William H. Channell, Jr.
President and Chief Executive Officer